July 29, 2004

Paul Enstad
Granite Falls Community Ethanol Plant, LLC
dba Granite Falls Energy

Dear Paul:

First National Bank of Omaha wants to thank you for the opportunity to visit with your Board on Wednesday, July 28, 2004, and to discuss the financing of the new ethanol plant to be built near Granite Falls, Minnesota. First National Bank of Omaha (“Bank”) is pleased to present Granite Falls Community Ethanol Plant, LLC (“Borrower”), with a commitment to provide financing for the construction and operation of an ethanol plant new Granite Falls, Minnesota. The Bank’s commitment to lend is subject to the following terms and conditions:

OBLIGOR:	Granite Falls Community Ethanol Plant, LLC

BANK GROUP:	Closing of the facilities will be subject to Bank obtaining adequate participants for the credit facilities within sixty (60) days of the date of this commitment letter.

PURPOSE:	1. Construction/Term Loan: Interim Construction and Term Loan for permanent financing of plant facility.

2. Operating Line of Credit: Funding operating cash flow and Letters of Credit to Borrower.

LOAN AMOUNTS:	Based upon the Projected Financial Statements provided to Bank by Glacial Lakes Energy, LLC, dated May, 2004, the following credit amounts are being offered by Bank:

1. Construction/Term Loan: The lesser of $34,000,000, or 58% of total project cost.

2. Operating Line of Credit: $3,500,000

CLOSING FEES:	- $50,000 Due Diligence and Negotiation Fee, which would be due per the following schedule:

$25,000 due when commitment is accepted by Borrower. $25,000 due at document closing.

- ¾% Construction/Commitment Fee would be due at document closing.

- $30,000 Annual Servicing Fee would be due at time of permanent loan placement (Term Debt closing) and on each anniversary thereafter.

RATE:	1. Construction/Term Loan: Variable rate during Construction Period equal to one-month LIBOR plus 350 basis points, which would equal 4.98% at today’s prevailing interest rates. The Construction Period is defined as the lesser of the first eighteen months following the closing of loan documents or completion of construction.

Granite Falls Energy
July 29, 2004
Page Two

Variable rate during Term Period (Term Debt), equal to one-month or three-month LIBOR plus 350 basis points, which would equal 4.98% or 5.18%, respectively, at today’s prevailing interest rates (see following for further detail regarding rates).

Not later than ninety (90) days following the end of the Construction Period, Borrower will accept a fixed rate option on no less than 50% of the outstanding Term Debt at that time, entering into a matched funding contract acceptable to the Bank (e.g., an Interest Rate Swap), which contract would provide a 300 basis point spread over applicable funding source. Bank’s preferred funding source for fixed rate debt is interest rate swaps. The term of the matched funding contract would match the term of the note, unless Bank and Borrower further agree otherwise.

Incentive Pricing: Six months after the end of the Construction Period, and based upon the following ratio, the interest rate for the variable portion of the Term Loan can be reduced as follows:

Rate Grid:

If Debt to Tangible Net Worth is
less than:	Interest Rate will be:
1.25:1.00	LIBOR plus 325 bp
1.00:1.00	LIBOR plus 300 bp
0.75:1.00	LIBOR plus 275 bp

In addition, the variable rate note would provide a revolving feature that would allow Borrower to “pay down” and “draw up” on the commitment, up to $5 million. For example, if the variable rate loan had a maximum commitment of $17,000,000, Borrower could use its excess cash to pay down the loan amount to $12,000,000, thereby reducing interest rate expense. Borrower is thus allowed all of the features on the top $5 million of a revolving note, and could make multiple advances or payments within that range. In the example, Borrower would be allowed to maintain a principal balance between the two amounts noted. When a scheduled payment is made, whether through normal amortization or annual excess cash flow recapture, the total commitment would reduce according to the principal portion of the payment, but Borrower would continue to retain the $5 million revolving portion on the top end of the commitment. If/when the total commitment amount of the variable rate note dropped below $5 million, the note would be considered a revolving credit, but would continue to reduce according to the amortization schedule, as a reducing revolver.

An Unused Commitment Fee of 37.5 basis points will be assessed against the average unused portion of the revolving portion of the variable rate note, payable quarterly in arrears. Note that this Unused Commitment Fee would not be applicable to the Construction Loan.

Granite Falls Energy
July 29, 2004
Page Three

2. Operating Line of Credit: Variable rate equal to one-month LIBOR plus 350 basis points, which would equal 4.98% at today’s prevailing rates.

Incentive Pricing: Identical to Rate Grid for Term Loan.

An Unused Commitment Fee of 37.5 basis points will be assessed against the average unused portion of the Operating Line of Credit, payable quarterly in arrears. Note that this Unused Commitment Fee would not be applicable to the Construction Loan.

REPAYMENT & TERM:	1. Construction/Term Loan: Interest only due quarterly during Construction Period. Term Loan would then be written as a 5-year note, amortized on a 10-year basis with quarterly payments of principal and interest, balance due at maturity.

2. Operating Line of Credit: 364-day note, renewable annually. Interest only due monthly, outstanding balance due at maturity or upon acceleration as provided by Loan Agreement.

PREPAYMENT PENALTIES:	Prepayment penalties will apply as necessary to compensate Bank for breakage of contracted interest rates on fixed portions of Term Loan. Additionally, if the Construction/Term Loan would be pre-paid in full, a pre-payment penalty of 2% would be assessed during the Construction Period and the first year of the Term Loan against the entire Term Loan balance. If the Construction/Term Loan would be pre-paid in full during the second or third years of the Term Loan following construction, a pre-payment penalty of 1% would be assessed against the entire Term Loan balance.

COLLATERAL:	Blanket filing on all business assets of the company and Mortgage or Deed of Trust on property. All credit to Borrower will include cross-collateral and cross-default language.

COVENANTS:	- Loan Agreement, prepared by counsel, will be utilized, containing various additional covenants and requirements, including without limitation, opinion of Borrower’s counsel.

- Minimum Fixed Charge Coverage Ratio[1], measured quarterly:
All periods after construction 1.25:1.00

[1] Fixed Charge Coverage is defined as (EBITDA Cash Flow[2] less Capital Expenditures, Distributions and Taxes) compared to all Debt Payments (as to debt due Bank and approved Subordinated Debt, including Principal and Interest).

[2] EBITDA Cash Flow is defined as Earnings Before Interest, Taxes, Depreciation and Amortization.

Granite Falls Energy
July 29, 2004
Page Four

- Minimum Working Capital, measured continually, of $2,500,000 during months five through eight after the end of the Construction Period, $3,500,000 during months nine through twelve after the end of the Construction Period, and $5,000,000 thereafter.

- Minimum Tangible Net Worth of $21,000,000 at completion of Construction Period, including a minimum injected owner cash equity of $24,000,000. Tangible Net Worth may include subordinated debt acceptable to Bank, and would be reduced by any amortized start-up costs and losses incurred during the Construction Period. Minimum total tangible net worth, measured annually, would be required to step up in an amount equal to the greater of (1)undistributed earnings for the year just ended or (2) $250,000.

- Maximum distribution payout according to the following grid:

Distribution Grid:

If Owner Equity (as a percentage of	Allowable Distributions, as a
combined liabilities and Tangible Net	percentage of Net Income, would
Worth) is:	be:
Less than or equal to 60% (OE <= 60%)	65%

Greater than 60% (60% < OE)	70%

Dividends could be paid out annually, based on a 12-month year to be determined by Bank and Borrower, after all Bank covenants are met.

- Annual Excess Cash Flow Recapture due within 120 days of the end of each fiscal year, based upon the results of Borrower’s year-end audit, of 15 percent of excess cash flow.[3] In the event that audited results are not available in a manner that allows this payment to be made in accordance with the scheduled re-pricing of interest rates, the payment shall be made at the next such re-pricing.

[3] Excess cash flow is defined as EBITDA Cash Flow less scheduled payments to Bank and approved Subordinated Debt, and capital expenditures.

- Maximum Capital Expenditures of $500,000 per fiscal year, other than construction of plant per approved Plans.

- No additional borrowings without prior Bank approval.

- Change in plant management or management company will require notification to or approval by Bank, not to be unreasonably withheld.

Granite Falls Energy
July 29, 2004
Page Five

- All depository accounts of Borrower and any excess cash/funds would be held at First National Bank of Omaha, unless otherwise agreed. All equity funds shall be deposited at and disbursed from First National Bank of Omaha.

- All Subordinated Debt must be acceptable to Bank.

- Assignments of all applicable contracts (i.e. ethanol marketing contract, DDGS marketing contract, design/engineering contract, construction contract, risk management contract, management contract, and others).

- Assignment of Borrower’s grain hedging account and summary descriptions of all transactions.

- Independent construction inspections would occur on a scheduled basis, with unscheduled inspections by Bank and/or its participants at their discretion.

- Other covenants, documents, or additional requirements, as required by Bank’s Loan Agreement, will be added. These conditions will be modeled after the existing Loan Agreement and Amendments.

FINANCIAL REPORTING:	- Beginning with the commencement of Operations, Borrower will provide monthly internal financial statements (balance sheet and income statement), prepared in accordance with GAAP, with the exception of footnotes, along with calculations of financial covenants, within thirty (30) days of month-end.

- Borrower will provide accountant audited fiscal year-end financial statements within one hundred twenty (120) days of fiscal year-end.

- Borrower will provide projected financial statements prior to each year-end, for the subsequent fiscal year, including proposed capital projects.

- Beginning at the end of the first full fiscal-year quarter following commencement of Operations, Borrower will provide a Quarterly Compliance Certificate, completed by an authorized representative of Borrower, certifying that Borrower is in compliance with all Bank covenants.

- Borrower will provide a monthly Production Report within thirty (30) days of month-end.

Granite Falls Ethanol
July 29, 2004
Page Six

- Beginning in the fourth month following the commencement of Operations, Borrower will provide a monthly Borrowing Base Certificate for the Operating Line of Credit with advance rates of 75% of Corn Inventory, 75% of Finished Goods-Ethanol and Distillers Grains Inventory, 75% of current sales Accounts Receivable (0 — 30 days) and 75% of current incentive Accounts Receivable (0 — 120 days).

CLOSING COSTS:	Borrower will be responsible for costs associated with the closing of this loan, including, but not limited to, title, survey, environmental reports, appraisal reports, cost of disbursement agent, independent construction inspector, mortgage fees and taxes and Bank’s legal fees.

OFFER EXPIRATION:	This offer will expire thirty (30) days from the date of this letter.

COMMITMENT EXPIRATION:	This commitment to lend is subject to closing within ninety (90) days from the date of this letter.

MISCELLANEOUS:	- Bank’s commitment is contingent upon its satisfaction with the proposed participants, and its approval of the participation agreements evidencing its relationship with said lenders. To the extent that the Borrower has received any representations or promises about these credit facilities, Bank’s loan agreement will supercede and subsume all such representations.

- Closing of these facilities will be subject to Bank obtaining adequate participants within sixty (60) days of the date of this letter (“Best Efforts Basis”).

- Bank’s commitment will also be contingent upon its satisfaction with an Opinion of Counsel, in form and authorship satisfactory to Bank, as to the enforceability of any prior agreements Borrower may have entered with respect to the design, construction, management, or other relationship related to the ethanol plant.

Paul, thank you again for the opportunity for First National Bank of Omaha to work with Granite Falls Community Ethanol Plant, LLC. We continue to be excited about the opportunities available in the ethanol industry, especially those that involve such strong teams as ICM, Inc., Fagen, Inc., and Glacial Lakes Energy, LLC.

As always, please do not hesitate to call with any additional questions or comments you may have in the interim. I can be reached at 402-633-3515 or bthome@fnni.com, and Omer Sagheer can be reached at 402-633-3056 or osagheer@fnni.com.

Sincerely,

/s/ BRIAN D. THOME	/s/ OMER SAGHEER
Brian D. Thome Second Vice President	Omer Sagheer Commercial Loan Officer

Exibit 10.7 of Post Effective
Amendment No. 3

Granite Falls Energy
July 29, 2004
Page Seven

A credit agreement must be in writing to be enforceable under Nebraska Law. To protect you and us from any misunderstandings or disappointments, any contract, promise, undertaking, or offer to forebear repayment of money or to make any other financial accommodation in connection with this loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of, or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective.

ACCEPTANCE:

Commitment acknowledged and accepted
Granite Falls Community Ethanol Plant, LLC

By:	/s/ Paul Enstad	Date:	August 4, 2004

Signer

Title:	Chairman

GFCEP Commitment 072904.doc
Confidential            7/29/2004